ADARNA ENERGY CORPORATION
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES D PREFERRED STOCK

ADARNA ENERGY CORPORATION, a corporation duly existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), the undersigned officer does hereby certify:

FIRST:  The Board of Directors of the Corporation signed a unanimous consent whereby resolutions were duly adopted settling forth a proposed amendment of the Certificate of Designation, Preferences and Rights of the Series D Preferred Stock in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation, Preferences and Rights of the Series D Preferred Stock of this Corporation, filed with the Secretary of State on May 5, 2006 shall be amended by (a) increasing the amount of authorized shares of Series D Preferred Stock to One Million Two Hundred Thousand (1,200,000), par value $0.001 per share, and (b) by amending the designations preferences, rights, qualifications, limitations and restrictions of the Series D Preferred Stock in their entirety as follows:

1. Voting.  The holders of shares of Series D Preferred Stock shall have the following voting rights:  Each share of Series D Preferred Stock shall entitle the holder thereof, on all matters submitted to a vote of the stockholders of the Corporation, to that number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series D Preferred Stock are convertible on the record date for the stockholder action.

2. Dividends.  In the event that the Corporation’s Board of Directors declares a dividend payable to holders of any class of stock, the holder of each share of Series D Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation’s Common Stock into which that holder’s Series D Preferred Stock could be converted on the record date for the dividend.

3. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series D Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of one tenth of One Cent ($0.001) per share, after which the holders of Series D Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series D Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation’s Common Stock into which that holder’s Series D Preferred Stock could be converted on the record date for the distribution.

4. Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series D Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”). The number of shares of Common Stock to which a holder of Series D Preferred Stock shall be entitled upon a Conversion shall equal the product obtained by multiplying (a) the number of shares of Series D Preferred Stock being converted by (b) a fraction, the numerator of which is one and the denominator of which is the volume weighted average market price for the Corporation’s common stock for the 90 trading days prior to the Conversion Date.

4.1 Conversion Notice. The Holder of a share of Series D Preferred Stock may exercise its conversion right by giving a written conversion notice (the “Conversion Notice”) (x) by facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by facsimile to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time (the “Transfer Agent”) and to its counsel, as designated by the Corporation from time to time.  If such conversion will result in the conversion of all of such Holder’s Series D Preferred Stock, the Holder shall also surrender the certificate for the Series D Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

4.2 Issuance of Certificates; Time Conversion Effected.

4.2.1 Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in Subsection 4.1 and surrender of the Series D Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series D Preferred Stock has been converted.  In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation.  Such conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice.  The rights of the Holder of the Series D Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date.  Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

4.2.2 The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date could result in economic loss to the Holder of the Series D Preferred Stock.  As compensation to the Holder for such loss, the Corporation agrees to pay the Holder’s actual losses occasioned by any “buy-in” of Common Stock necessitated by such late delivery.  Furthermore, in addition to any other remedies that may be available to the Holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation.  Upon delivery of such notice of revocation, the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the Holder shall retain the right to receive the actual cost of any “buy-in.”

4.3 Fractional Shares.  The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series D Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

4.4 Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of this Series D Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had this Series D Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing of conversions).  In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to the Holder’s rights and interests to insure that the provisions of this Section 4.4 will thereafter be applicable to the Series D Preferred Stock.  The Corporation will not affect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than sixty-six and two-thirds percent (66-2/3%) of Series D Preferred Stock then outstanding), the obligation to deliver to each holder of Series D Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

4.5 Restrictions on Conversion. A Holder may not convert shares of the Series D Preferred Stock to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of the Corporation’s Common Stock, including shares issuable upon conversion of shares of the Series D Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of how many shares of the Series D Preferred Stock held by the Holder are convertible shall be the responsibility and obligation of the Holder.  If the Holder has delivered a Conversion Notice for shares of the Series D Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum amount of shares of Common Stock permitted to be converted on such Conversion Date in accordance with the time periods described in Section 4.2. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver

5. Vote to Change the Terms of or Issue Series D Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred Stock shall be required for (i) any change to the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series D Preferred Stock, or (ii) any issuance of additional shares of Series D Preferred Stock.

6. Notices.  In case at any time:

6.1           the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

6.2           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

6.3           there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series D Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

7. Record Owner.  The Corporation may deem the person in whose name shares of Series D Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series D Preferred Stock for the purposes of conversion or redemption and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

SECOND:   That the holders of 100% of the issued and outstanding shares of the Series D Preferred Stock approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Designations to be executed as of April 16, 2012.

ADARNA ENERGY CORPORATION

By:           /s/ Kevin Kreisler
Kevin Kreisler
Chairman and Chief Executive Officer